Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective June 3, 2019 (the “Effective Date”), by and between William T. Zehnder (the “Executive”) and Sleep Management, LLC, d/b/a VieMed (the “Company”).  Each of the Company and Executive is a “Party” and, collectively, they are the “Parties.”

The Company desires to employ Executive and, in connection with such employment, to compensate Executive for Executive’s personal services to the Company; and

Executive desires to provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1.            Employment by the Company.

1.1          At-Will Employment.  Executive shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6.

1.2          Position.  Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Operating Officer, and Executive hereby accepts such employment.  Executive will report to the Chief Executive Officer.

1.3          Duties.  Executive shall faithfully perform all duties of the Company related to the position or positions held by Executive, including but not limited to all duties set forth in this Agreement and all additional duties that are reasonably prescribed from time to time by the Chief Executive Officer. Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests.  Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters in Lafayette, Louisiana.  In addition, Executive shall make such business trips at the Company’s expense to such places as may be necessary or advisable for the efficient operations of the Company.

1.4         Company Policies.  Executive shall comply with all Company policies, standards, rules and regulations (a “Company Policy” or collectively, the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect. Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.            Compensation.

2.1          Salary.  Executive shall receive a base salary of $350,000.00 on an annualized basis, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).  Executive’s Base Salary may be increased from time to time by the Board of Directors of the Company (the “Board”).

2.2          Bonus. During the period Executive is employed with the Company, Executive shall be eligible to earn a discretionary annual cash bonus with a target bonus amount of $350,000.00 (“Target Amount”) and a maximum bonus amount of $525,000.00, subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements, pursuant to the terms of the Viemed, Inc. Annual Discretionary Cash Bonus Plan (the “Bonus Plan”).  Any bonus, if earned, will be paid to Executive within the time period set forth in the Bonus Plan.

2.3          Benefits.  Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

2.4          Expense Reimbursement.  The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company Policy, as in effect from time to time.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.          Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations.  As a condition of employment with the Company, Executive agrees to execute and abide by a Confidentiality, Noncompetition, Nonsolicitation, and Intellectual Property Agreement (the “Confidential Information Agreement”), which may be amended by the Parties from time to time without regard to this Agreement.  The Confidential Information Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.

4.           Outside Activities During Employment.  Except with the prior written consent of the Company, which shall not be unreasonably withheld, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved by the Company. This restriction shall not, however, preclude Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or employment or service in any capacity with Affiliates of the Company.  As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5.           No Conflict with Existing Obligations.  Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.           Termination Of Employment.  The Parties acknowledge that Executive’s employment relationship with the Company is at-will.  The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1          Termination by the Company Without Cause.

(a)          The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 7.1 of this Agreement.  A termination pursuant to Sections 6.3 and 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b)          If the Company terminates Executive’s employment at any time without Cause and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined below) and, subject to Executive’s compliance with the obligations in Section 6.1(c) below, then Executive shall also be entitled to receive (collectively, the “Severance Benefits”):

(i)          an amount equal to Executive’s then current Base Salary for twelve (12) months (the “Severance Period”), less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter;

(ii)          an amount equal to the unpaid bonus (if any) that Executive would have earned pursuant to Section 2.2 with respect to any Performance Period completed prior to the termination date but for the employment requirement set forth in Section 2.2; and

(iii)        payment of the employer portion of the premiums required to continue Executive’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive timely elects to continue coverage under COBRA, until the earliest of (A) the close of the Severance Period, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the termination date through the earliest of (A), (B) or (C), the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines in its sole discretion that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period, regardless of whether Executive elects COBRA coverage (the “Special Severance Payment”).  Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(c)          Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law.  Executive shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement if: (i) Executive signs and delivers to the Company an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company (the “Release”), by the 60th day following the termination date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board);  (iii) Executive returns all Company property in proper order and condition, reasonable wear and tear excepted, (including, but not limited to, all books, documents, papers, materials and any other property or assets relating to the business or affairs of the Company which may be in Executive’s possession or under his control but excluding copies of records related to Executive’s compensation from the Company and any equity ownership in the Company); (iv) Executive complies with all post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release.  To the extent that any Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance Benefits will not be made or begin until the later calendar year.

(d)         For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e)          The Severance Benefits provided to Executive pursuant to this Section 6.1 is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f)          Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2          Termination by the Company for Cause.

(a)          Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b)          “Cause” shall have the meaning ascribed to such term in the Bonus Plan. In addition, the Company shall terminate Executive’s employment for “Cause” in the event the Company has determined in its sole discretion that any of the following has occurred: (i) Executive’s use of illegal drugs or any illegal substance, abuse of alcohol or other controlled substances, or use of alcohol in any manner that interferes with the performance of Executive’s duties under this Agreement; (ii) acts of violence, unlawful discrimination, or unlawful harassment by Executive; (iii) Executive’s making malicious or derogatory statements that are reasonably likely to damage the integrity or reputation of the Company, its products and performance, or its officers, employees or directors; or (iv) any other immoral, unethical, or indecent action by Executive that is detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation.

(c)          In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.3          Resignation by Executive.

(a)          Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 7.1.

(b)          In the event Executive resigns from Executive’s employment with the Company for any reason (other than a resignation for Good Reason as described in Section 6.4 below), Executive will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.4          Resignation by Executive for Good Reason.

(a)          Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.4(b) below).

(b)          “Good Reason” for resignation shall mean the occurrence of any of the following without Executive’s prior consent:  (i) a material adverse change in the scope of Executive’s responsibilities or authority; or (ii) a material reduction in Executive’s Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated executives).  In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason,” Executive must (X) inform the Company of the existence of the event within sixty (60) days of the initial existence of the event, after which date the Company shall have no less than thirty (30) days to cure the event which otherwise would constitute “Good Reason” hereunder and (Y) Executive must terminate his employment with the Company for such “Good Reason” no later than ninety (90) days after the initial existence of the event which prompted Executive’s termination. Any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c)          In the event Executive resigns from Executive’s employment for Good Reason, and provided that such termination constitutes a Separation from Service, then subject to Executive’s compliance with the obligations in Section 6.1(c) above, Executive shall be eligible to receive the same Severance Benefits as described in Section 6.1 and on the same terms and conditions set forth in Section 6.1(c) and Section 6.1(e) as if Executive had been terminated by the Company without Cause.

(d)          Any damages caused by the termination of Executive’s employment for Good Reason would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.5          Termination by Virtue of Death or Disability of Executive.

(a)         In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the Parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

(b)          Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability.  Termination by the Company of Executive’s employment based on “Disability” shall mean termination because a qualified medical doctor mutually acceptable to the Company and Executive or Executive’s personal representative has certified in writing that: (A) Executive is unable, because of a medically determinable physical or mental disability, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for more than one hundred and eighty (180) calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that Executive will be able, within one hundred and eighty (180) calendar days, to resume the essential functions of Executive’s job, with or without a reasonable accommodation, and to otherwise discharge Executive’s duties under this Agreement.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, if applicable, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance Benefits or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.6          Change in Control Benefits.  In the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason within twelve (12) months following the effective date of a Change in Control (as defined under the Bonus Plan, as may be amended from time to time by the Company (the “Plan”)), then Executive shall be entitled to the Accrued Obligations and, provided that Executive complies with the obligations in Section 6.1(c) of this Agreement (including the requirement to provide an effective Release), Executive shall be eligible to receive the same Severance Benefits as described in Section 6.1(b) and on the same conditions as if Executive had been terminated by the Company without Cause; provided, however, that (a) the Severance Period shall be increased to twenty-four (24) months; and (b) the bonus set forth in Section 6.1(b)(ii) shall instead be payable at the Target Amount.

6.7          Cooperation With Company After Termination of Employment.  Following termination of Executive’s employment for any reason and for a period of one (1) year thereafter, Executive agrees to cooperate (a) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive’s employment with the Company, and (ii) all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company.  The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.  Further, Executive shall not, at any time after termination of Executive’s employment for any reason, represent himself as being an agent or representative of the Company, unless expressly authorized in a written agreement executed by an authorized officer of the Company.

6.8          Application of Section 409A.

(a)          It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A.  If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

(b)          The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(c)           No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).

(d)          For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(e)          If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance Benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this Section 6.8, and (2) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.8.

7.           General Provisions.

7.1          Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3          Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4          Waiver.  If either Party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5          Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company, subject to the approval of the Board, its compensation committee or (if necessary) the stockholders of the Company.  The Parties have entered into a separate Confidential Information Agreement and have entered or may enter into separate agreements related to equity.  These separate agreements govern other aspects of the relationship between the Parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the Parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6          Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7          Successors and Assigns.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a Party, but may not otherwise assign this Agreement or its rights and obligations hereunder.  Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.

7.8          Withholding.  All amounts payable hereunder shall be subject to applicable tax withholding.

7.9         Choice of Law.  This Agreement in all respects shall be governed by and interpreted in accordance with the laws of the State of Louisiana or Delaware, both procedural and substantive, without regard to conflicts of law, except to the extent that federal laws and regulations preempt otherwise applicable law.

7.10       Jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Louisiana, Delaware, or any state court located within such state, in respect of any claim relating to this Agreement or Executive’s employment with the Company, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that said Party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section.

7.11         Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.  Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

[signatures to follow on next page]

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Sleep Management, LLC, d/b/a VieMed

By:	/s/ Casey Hoyt
Name: Casey Hoyt
Title: CEO

Executive:
/s/ William T. Zehnder
William T. Zehnder

Exhibit A

CONFIDENTIALITY, NONCOMPETITION, NONSOLICITATION, AND INTELLECTUAL PROPERTY AGREEMENT

Attached

A-1

CONFIDENTIALITY AND COMPANY PROPERTY AGREEMENT

THIS CONFIDENTIALITY AND COMPANY PROPERTY AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of June, 2019 by and between Sleep Management, LLC, dba VieMed (“the Company”), and William T. Zehnder (“Employee” or “you”).

You understand that the Company is a leading provider of Patient Home Monitoring Services and has offered to employ or continue to employ you, and you have agreed to work or continue to work for the Company;

You also understand that the Company has or will expend a great deal of time, money, and effort to develop its proprietary, Confidential, and Trade Secret Information (defined below) which you agree is a valuable assets of the Company and that the Company has a valid interest in protecting its Confidential Information and Trade Secrets.

NOW, THEREFORE, in consideration of the Company’s agreement to employ or continue to employ you, to disclose and continue to disclose to you its Confidential Information and Trade Secrets, and the mutual benefits conferred herein (the sufficiency of all of which are hereby acknowledged), you and the Company agree as follows:

1.          Definition of Key Terms.

1.1.
“Business of the Company” means the business of providing patient home monitoring services and products and services related to providing better health outcomes for patients with sleep apnea and chronic respiratory failure through the use of state of the art specialized medical equipment, highly trained respiratory therapists, oxygen therapy, and other respiratory support.

1.2.
“Competing Business” means any individual (including you), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is directly engaged in whole or in relevant part in any business or enterprise that is the same as, or substantially the same as, the Business of the Company, or that is taking material steps to engage in such business.

1.3.
“Confidential Information” means (i) competitively sensitive information, (ii) of importance to the Company, (iii) that becomes known to you through your employment with the Company, and (v) that is not a Trade Secret under the federal Defend Trade Secrets Act of 2016, or other applicable state trade secrets laws.  Confidential Information includes, but is not limited to, information about the Company’s operations, services, and research and development of the Company’s operations, products, and services, names and other listings of current or prospective Customers, Vendors, Suppliers, and Referral Sources, proposals to or the terms of any arrangements or agreements with any current or prospective Customers, Vendors, Suppliers, or Referral Sources, including payment and pricing information, the implementation of Customer-specific projects, the composition or description of future products or services that will or may be offered by the Company, marketing strategies, financial and sales information, and technical expertise and know-how developed by the Company, including the unique manner in which the Company conducts its business.  Confidential Information also includes information disclosed to the Company by any third party (including, but not limited to, current or prospective Customers) that the Company is required to treat as confidential.  Confidential Information does not include information readily available to the public, so long as it was not made public by you or anyone working on your behalf.

1.4.
“Creative Works” means any and all works of authorship including, for example, written documents, spreadsheets, graphics, designs, trademarks, service marks, algorithms, computer programs and code, protocols, formulas, mask works, brochures, presentations, photographs, music or compositions, manuals, reports, and compilations of various elements, whether patentable or registrable under patent, copyright, trademark, or similar domestic and international laws.

1.5.
“Customers” means those patients and individuals, companies, or other entities for whom: 1) the Company has provided or does provide products or services in connection with the Business of the Company, or 2) the Company has provided written proposals concerning the Business of the Company.

1.6.	“Indirectly,” means that you will not assist others in performing those activities you are prohibited from engaging in directly under this Agreement.

1.7.
“Referral Source” means any individuals, companies, or government entities with which the Company has a business relationship, that refer Customers or projects or leads for Customers or projects to the Company.

1.8.	“Trade Secret(s)” means information defined as a trade secret by the Defend Trade Secrets Act of 2016, the Louisiana Uniform Trade Secrets Act, or other applicable law.

1.9.
“Vendors and Suppliers” means any individuals, companies, or government entities that supply materials or services to the Company in furtherance of the Business of the Company, regardless of whether or not they are also a Competing Business.

DISCLAIMER
THIS AGREEMENT DOES NOT ALTER EMPLOYEE’S AT-WILL EMPLOYMENT STATUS, WHICH MEANS EITHER EMPLOYEE OR THE COMPANY MAY TERMINATE EMPLOYEE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.

2.
Best Efforts of Employee.  You agree to provide to the Company and its Customers services related to the Business of the Company as directed by the Company in its sole direction.  You also agree that throughout your employment with the Company, you will (i) devote your entire business time and best efforts to the Company, (ii) not provide to the Company’s Customers or a Competing Business the same or similar services or products as those provided to the Company; and (iii) not engage in any other employment, consultant, advisory relationship that is the same as or similar to your relationship with the Company or conduct that creates a conflict of interest between you and the Company.

3.
Non-Disclosure and Non-Use of Confidential Information and Trade Secrets. During the term of your employment and following the voluntary or involuntary termination of your employment for any reason and with or without cause, you will not, except as authorized and required to perform your duties for the Company, directly or indirectly:  use, disclose, reproduce, distribute, or otherwise disseminate the Company’s Confidential Information or Trade Secrets or take any action causing, or fail to take any action necessary, to prevent any such information to lose its character or cease to qualify as Confidential Information or a Trade Secret.  You agree to ask the Company, both during and after employment, if you have any questions about whether particular information is Confidential Information or a Trade Secret before using or disclosing such information.

4.
Return of Company Records and Property.  You agree to immediately return to the Company all property belonging to the Company, including but not limited to, keys, credit cards, phones, computers, data storage devices, data, and documents  including any and all electronic information contained on any Company or personal computers, storage devices, or cloud or similar storage services, as well as all originals, copies, or other physical embodiments of the Company’s Confidential Information and Trade Secrets (regardless of whether it is in paper, electronic, or any other format), at the termination of your employment or at any other time when the Company so requests, and you agree not to retain or distribute any copies of any of the foregoing.  You also agree to allow the Company to access at any time during or after your employment any personal smart phones, tablets, computers, or other electronic devices or storage services used for Company purposes to remove any and all Company information, including all contact information for the Company and its Customers, Vendors, Suppliers, and Referral Sources.

5.
Works Made for Hire.  You acknowledge that all Creative Works that are made by you (solely or jointly with others) within the scope of and during the period of your employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101) and are deemed specially ordered by the Company under the U.S. Copyright law.  In the event that any Creative Work is determined not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by you to the Company of the copyright in the Creative Work, including all right, title and interest therein.

6.
Prior Agreements and Disclosure of Agreement to Third Parties. You represent that you are not a party to any agreement with any former employer or any other person or entity containing any nondisclosure, noncompete, non-solicitation, non-recruitment, intellectual property assignment, or other covenants that will affect your ability to devote your full time and attention to the Business of the Company, that has not already been disclosed to the Company in writing.  You also agree to provide a copy of this Agreement to any subsequent employer, person, or entity to which you intend to provide services that may conflict with any of your obligations in this Agreement prior to engaging in any such activities.  You agree that the Company may also provide a copy of this Agreement or a description of its terms to any Customer, Referral Source, subsequent employer, or other third party at any time as it deems necessary to protect its interests, and you agree to indemnify the Company against any claims and hold the Company harmless from any losses, costs, fees, expenses, and damages arising out of your failure to comply with this paragraph.

7.
Severability and Enforceability. You and the Company agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to be valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

8.
Jurisdiction, Forum Selection, and Choice of Law.  This Agreement shall be construed and regulated under and by the laws of the State of Louisiana, without regard to any conflict of laws provision that would dictate the application of another jurisdiction’s laws.  You and the Company agree that any and all actions or proceedings by the Company to enforce this Agreement may be brought in the State and Federal Courts located in or covering Lafayette Parish, Louisiana, and any and all actions or proceedings by you to challenge this Agreement must be brought in the State or Federal Courts located in or covering Lafayette Parish Louisiana.  You also hereby waive any right you may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulate that the State and Federal courts located in or covering Lafayette Parish, Louisiana shall have in personam jurisdiction and venue over you for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.

9.
Relief, Remedies, and Enforcement. The parties acknowledge that the Company is engaged in a highly competitive business, and the covenants and restrictions contained in this Agreement, including the geographic and temporal restrictions, are reasonably designed to protect the Company’s legitimate business interests, including Company goodwill and relationships with Customers and Referral Sources, Confidential Information and Trade Secrets, and the specialized skills and knowledge gained by your and the Company’s other employees during their employment. You acknowledge and agree that a breach of any provision of this Agreement by you will cause serious and irreparable injury to the Company that will be difficult to quantify and which may not be adequately compensated by monetary damages alone. Thus, in the event of a breach or threatened or intended breach of this Agreement by you, the Company shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach, despite any agreement between the parties to arbitrate any disputes related to any aspect of your employment. You further agree that nothing in this Agreement, or in any agreement between the parties to arbitrate any other aspect of your employment, shall be construed to prohibit the Company from pursuing any and all other legal or equitable remedies available to it for breach of any of the provisions of this Agreement, including the recovery and return of the full amount shown above paid to you to enter into this Agreement, the disgorgement of any profits, commissions, or fees realized by you, any subsequent employers, any business owned or operated by you, or any of your agents, heirs, or assigns, as well as all costs and attorneys’ fees incurred because of your breach of any provisions of this Agreement.  You also agree that that the knowledge, skills, and abilities you possess at the time of commencement of employment are sufficient to permit you to earn a livelihood satisfactory to you without violating any provision of this Agreement.

10.
Legal Exceptions to Non-Disclosure Obligations.  You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement also does not limit your right to receive an award for information provided to any Government Agencies.  You also understand that you shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  You also understand that disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected under 18 U.S. Code §1833 in a retaliation lawsuit based on the reporting of a suspected violation of law.

11.
Entire Agreement and Validity of Terms.  You and the Company agree that this Agreement contains the entire agreement by and between you on the subjects covered by this Agreement, that all sections of prior agreements concerning these subjects are replaced by this Agreement, that you do not rely, and have not relied, upon any representation or statement not set forth herein by the Company or any of the Company’s agents, representatives, or attorneys, and that this Agreement may be changed only by a subsequent agreement in writing signed by both parties.

12.
Survival. All non-competition, non-solicitation, non-disclosure and use, non-recruiting, Intellectual Property, and Agreement disclosure obligations in this Agreement shall survive the voluntary or involuntary termination of your employment for any reason and with or without cause, and no dispute regarding any other provisions of this Agreement or regarding your employment or the termination of your employment shall prevent the operation and enforcement of these obligations.

13.
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which construed together shall constitute one and the same Agreement.  You agree that the Company may enforce this Agreement with a copy that is only signed by you.

14.
Assignment and Successorship. This Agreement and the rights and obligations of the Company hereunder may be assigned by the Company and shall inure to the benefit of and shall be enforceable by any such assignee, as well as any of the Company’s successors in interest or parent companies.  This Agreement and the rights and obligations of your hereunder may not be assigned by you, but are binding upon your heirs, administrators, executors, and personal representatives.

15.
Waiver. The waiver by the Company of any breach of this Agreement by you shall not be effective unless in writing signed by an officer of the Company, and no such waiver with regards to your or any other person under a similar agreement shall operate or be construed as a waiver of the same type of breach or any other breach on a subsequent occasion by your or any other person or entity.

16.	Headings. The Section headings are for convenience only and shall not affect the meaning of the provisions contained in this Agreement.

YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND HAVE THE AGREEMENT REVIEWED BY AN ATTORNEY, IF YOU SO CHOOSE, PRIOR TO ITS EXECUTION.

IN WITNESS THEREOF, the Company and Employee have caused this Agreement to be executed as of the day and year first written above.

Employee	Sleep Management, LLC, dba VieMed

Signature:	/s/ William T. Zehnder	By:	/s/ John Christopher Weeks

Print Name:	William T. Zehnder	Name:	John Christopher Weeks

Residence Address:	Title:	Vice President of Human Resources

Date:	June 3, 2019

Date:	June 5, 2019